Exhibit 10.84

PRODUCT SUPPLY AGREEMENT
This PRODUCT SUPPLY AGREEMENT (this “Agreement”) is made and entered into effective as of January 27, 2015 (the “Effective Date”), by and between Covidien LP, a limited partnership registered in the State of Delaware (“Supplier”), and The Spectranetics Corporation, a Delaware corporation (“Purchaser”). Purchaser and Supplier are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of October 31, 2014, by and between Supplier and Purchaser, Purchaser has acquired from Supplier the Purchased Assets (as defined in the Purchase Agreement) and assumed from Supplier the Assumed Liabilities (as defined in the Purchase Agreement);
WHEREAS, as contemplated by the Purchase Agreement, on the terms and subject to the conditions set forth herein, Supplier shall supply to Purchaser and Purchaser shall purchase from Supplier certain PTA Products (as defined in the Purchase Agreement) in accordance with the terms set forth herein; and
WHEREAS, this Agreement is entered into, among other things, pursuant to the proposed Decision and Order, which is designed to resolve the competitive concerns the FTC identified with the Acquisition, as described in the Complaint.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements that are to be made and performed by the Parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement, as it may be amended from time to time in accordance with the terms thereof.
2.    Products.
(a)    In General. Supplier shall make the products listed on Exhibit A (the “Products”) available for purchase by Purchaser (i) from the first day of the Term (as defined below) until twelve (12) months thereafter at Standard Cost (as defined below) for such Product and (ii) for the remainder of the Term following such twelve (12) month period at Standard Cost plus 5%. As used herein, “Standard Cost” shall mean, with respect to each SKU of each Product, Supplier’s standard cost of such Product, which shall reflect the material, labor, scrap and associated overhead required to manufacture such Product and shall be calculated in a manner consistent with the manner in which Supplier calculates standard cost for other similar products.  The current Standard Cost of each Product is set forth on Exhibit A.  Supplier shall not adjust Standard Cost of any Product more than once every twelve (12) months. Purchaser agrees that it shall acquire the Products solely for incorporation into DCB Products and research in connection therewith, and shall not otherwise sell or independently use or commercialize the Products.
(b)    No Purchasing Commitment. During the Term, Purchaser shall be permitted to purchase, but shall have no obligation and makes no commitment to purchase, any or all of its requirements for the Products for incorporation into DCB Products from or through Supplier pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall Supplier be obligated to manufacture or sell to Purchaser any particular type or size of Product that it (or a third party on its behalf) does not manufacture and sell in the ordinary course of business as of the Effective Date.
(c)    Changes to Product. Supplier reserves the right, without any liability whatsoever, to modify any Product to the extent that such modification is mandated by a Regulatory Authority or, to the extent approved by Purchaser in writing prior to the implementation of such modification (which approval shall not be unreasonably withheld, conditioned or delayed), does not require additional or independent regulatory approval.
(d)    Changes to Manufacturing Facility. Supplier shall provide six (6) months written notice prior to making any material modifications to or relocating the location of any facility that manufactures any Product, in each case, to the extent any such modification or relocation is reasonably likely to require obtaining any new validations in respect of any DCB Product. Supplier shall be liable for any costs related to obtaining such new validations.
(e)    Accredited Auditors. Seller shall, upon reasonable prior written notice by Purchaser, provide access to and permit any Notified Body in the European Union or any other regulatory authority (in each case, an “Accredited Auditor”) to review Seller’s quality system and conduct quality systems and compliance audits of Seller’s facilities and operations related to the manufacture of any Products and to verify that the Products are being manufactured and supplied in accordance with any applicable specifications and Laws related to the Products. To the extent necessary for Purchaser to obtain any license, permit or satisfy any other governmental requirement (each, an “Approval”) to distribute Products in any new jurisdiction, Seller shall provide reasonable access (subject to its prior approval, which shall not be unreasonably withheld, conditioned or delayed) to its relevant manufacturing facilities and relevant books and records to Purchaser or an Accredited Auditor in order to obtain any such Approvals.
3.    Term and Termination.
(a)    Term. This Agreement shall have an initial term beginning on the Effective Date and terminating on the second anniversary of the Effective Date (the “Initial Term”). The Initial Term may be renewed for one additional one-year term (the “Renewal Term”) upon: (i) the mutual written agreement of Supplier and Purchaser, or (ii) Supplier’s receipt of written notice from Purchaser not later than three (3) months prior to the expiration of the Initial Term stating that (A) Purchaser has determined in good faith that Purchaser and its Affiliates will be unable to independently manufacture the Products in quantities sufficient to meet all of its requirements for the Products solely for incorporation into DCB Products upon expiration of the Initial Term, and

(B) Purchaser desires to continue purchasing Products from Supplier upon expiration of the Initial Term. The Initial Term and the Renewal Term, if any, are referred to collectively herein as the “Term”.
(b)    Termination. This Agreement will immediately terminate at the expiration of the Term. This Agreement also may be immediately terminated by a Party by delivering written notice thereof to the other Party upon the occurrence of any of the following events: the other Party becomes bankrupt or insolvent, makes an unauthorized assignment, goes into liquidation, has proceedings initiated against it for the purpose of seeking a receiving order or winding up order, or applies to the courts for protection from its creditors.
(c)    Termination by Purchaser. In addition to the termination events set forth in Section 3(b), Purchaser may terminate this Agreement at any time and for any reason by providing Supplier with at least thirty (30) days prior written notice.
(d)    Termination by Supplier. In addition to the termination events set forth in Section 3(b), Supplier may terminate this Agreement if any amount or fee due with respect to Products delivered pursuant to this Agreement and POs submitted hereunder (other than with respect to Products returned to Supplier in accordance with Section 4(b)) remains unpaid by Purchaser for a period of more than fifteen (15) calendar days following Purchaser’s receipt of a notice of delinquency; provided, however, that Supplier may only terminate this Agreement pursuant to this Section 3(d) in the event Purchaser’s past due payment obligations under this Agreement exceed $150,000.
(e)    Survival. The provisions of Sections 5, 6, 7, 8, 9, 11 and 12, will survive any termination or expiration of this Agreement, along with any payment obligations incurred and liability for any breach that occurred prior to the date of termination or expiration.
4.    Product Supply.
(a)    Delivery and Invoicing. On and after the Effective Date, Purchaser may, from time to time, order products from Supplier by submitting a purchase order (“PO”) to Supplier. All Products will be delivered FOB Origin. For special or expedited delivery at the request of Purchaser, Supplier agrees to ship FOB Origin via the carrier of Purchaser’s choice. Supplier will initially pay for shipping charges, but all such charges will be added to the invoice and Purchaser will pay such charges. Payment terms are Net 30 days unless Supplier determines in its reasonable discretion that Purchaser’s financial condition is such that its ability to timely pay invoices may be impaired, in which case Supplier may require Purchaser to pay for Products on a Cash On Delivery basis.
(b)    Return of Products. Purchaser shall have the right to return Products to Supplier if the Products do not conform to Supplier’s warranty for the Products set forth in Section 5, in which case the returns must be made in accordance with Supplier’s return goods policy then currently in effect (provided that such return goods policy shall permit Purchaser to return any such Product to Seller for at least 30 days following the occurrence of any event or circumstance that gives rise to Purchaser’s right pursuant to this Section 4(b) to return such Product to Seller).

(c)    Delivery Times. Supplier shall deliver the Products to Purchaser on the delivery date(s) specified in the accepted POs so long as the delivery date(s) are at least 45 days from the date the PO is submitted to Supplier.
(d)    Forecasts; Order Acceptance.
(1)    Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Supplier be obligated to supply Purchaser with more than (i) 70,000 units of EverCross Product during any twelve (12) month period or more than 8,000 units of EverCross Product during any one (1) month period, or (ii) 10,000 units of NanoCross Product during any twelve (12) month period or more than 1,500 units of NanoCross Product during any one (1) month period, in each case unless Supplier agrees in writing to supply such additional units.
(2)    All orders shall be in writing and shall be in an amount of at least 100 units of Products per order. Under no circumstances will an order bind Supplier unless it is accepted by Supplier. The twelve (12) month forecast of the anticipated need for Products in respect of the DCB Business as of the execution of this agreement shall be the forecast agreed upon between Supplier and Purchaser and attached hereto as Exhibit B. At the Closing and every month during the Term thereafter, Purchaser will submit to Supplier a twelve (12) month rolling forecast of its anticipated orders for Products over each of the upcoming twelve (12) months. In order to enable Supplier to plan its supply of Products to Purchaser, each rolling forecast (including the initial forecast to be delivered at the Closing) will be submitted with a PO so that Purchaser has in effect at all times POs covering Purchaser’s demand for the Product for the three (3) months following the date of any such forecast, which such purchase order, upon acceptance by Supplier, shall constitute a binding purchase commitment.
(3)    Subject to Section 4(d)(1), Supplier shall be required to accept within ten (10) business days all POs placed by Purchaser so long as the quantity of Product ordered on such PO for delivery in any month, together with the quantity of all other Product ordered by Purchaser for delivery in such month, does not exceed 150% of the quantity of such Product indicated in the most current rolling forecast for such month. If Supplier fails to provide acceptance of a PO to Purchaser within such ten (10) business day period, Supplier will be deemed to have accepted such PO.
5.    Warranty.
(a)    Limited Product Warranty. Supplier warrants to Purchaser that, until the earlier of one year after delivery or the date on which the Product is used by Purchaser, the Products will comply with the applicable specifications of Supplier for the Products in effect as of the date of the relevant PO. Descriptions appearing in Supplier’s literature are meant to generally describe the Products and do not constitute any express warranties. In the event that Supplier gives technical advice with respect to the Products, it is agreed that such advice is given without any liability on Supplier’s part. Supplier does not warrant conformity of Products with any samples provided. Any guarantee of specific properties of or in the Products shall only be effective if and to the extent specifically confirmed by Supplier in writing. These warranties shall not apply for Product failure or deficiency due to improper storage, alteration, or the consequences of uses for which the Product was not designed or that adversely affect its integrity, reliability, or performance.

(b)    No Implied Warranties. THIS AGREEMENT MAY BE SUBJECT TO LAWS IN CERTAIN TERRITORIES APPLICABLE TO THE SALE OF PRODUCTS BY SUPPLIER TO PURCHASER, WHICH IMPOSE IMPLIED WARRANTIES, CONDITIONS, OR OBLIGATIONS THAT CANNOT BE EXCLUDED, RESTRICTED, OR MODIFIED (OR CAN BE EXCLUDED, RESTRICTED, OR MODIFIED ONLY TO A LIMITED EXTENT). TO THE GREATEST EXTENT ALLOWED BY SUCH LAWS, THE EXPRESS WARRANTY SET FORTH IN SECTION 5(a), AND NOT ANY IMPLIED WARRANTIES, CONDITIONS OR OTHER OBLIGATIONS, SHALL APPLY.
6.    Defects, Advisories, Complaints and Recalls.
(a)    If either Party becomes aware of any defect, problem or adverse condition in a Product purchased hereunder, such Party will (subject to compliance with applicable Laws) promptly notify the other Party of such defect, problem or adverse condition.
(b)    If Supplier determines that a removal, correction, recall, advisory or field action (a “Corrective Action”) involving a Product is warranted (whether or not due to a defect, problem or adverse condition reported under Section 6(a) above), or otherwise becomes aware that a Corrective Action involving a Product has been required by an applicable Governmental Authority, it will immediately notify Purchaser in writing and will advise Purchaser of the reasons underlying its determination that a Corrective Action is warranted and Purchaser will cooperate with Supplier in such Corrective Action, as reasonably requested by Supplier, at Supplier’s expense.
(c)    Purchaser shall at its own cost maintain a system of registration of the Products to enable Purchaser to trace the Products with the best possible precision with regard to relevant matters including but not limited to the conditions in which the Products were in prior to being distributed by Purchaser, final destination of the Products, and lot numbers.
(d)    Each Party shall cooperate with the other Party in promptly reviewing, investigating and resolving any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of Products or any other “complaint” within the meaning of the U.S. Food and Drug Administration regulations governing medical devices, in each case to the extent related to Products purchased hereunder (“Complaints”).
(e)    Purchaser shall be responsible for all customer support and resolution of Complaints, provided that Supplier shall provide reasonable assistance in connection therewith upon Purchaser’s reasonable request. In addition, Purchaser shall be responsible for complying with all Medical Device Reporting (“MDR”) requirements under 21 C.F.R. Part 803 or similar regulations in other territories for all Product Complaints. Each Party shall promptly notify the other Party of a potential MDR reportable event with respect to a Product purchased hereunder.
7.    Compliance with Law. Each Party covenants that its performance under this Agreement during the Term shall be in compliance with all federal and state Laws that are material to the operation of its business and the conduct of its affairs, including, but not limited to, any such legal requirements pertaining to the safety of the Products, occupational health and safety, environmental protection, and health care regulations. Supplier shall obtain and maintain all manufacturing site licenses and government Permits, including without limitation health, safety and environmental Permits, necessary for the conduct of its actions and procedures undertaken to supply Product during the term of this Agreement.
8.    Intellectual Property Matters.
(a)    Ownership. Except as otherwise provided in the Purchase Agreement, each party recognizes and agrees that, as between the Parties, all Intellectual Property of the other Party is and shall remain the sole property of such other Party. Nothing in this Agreement shall be deemed to confer upon or transfer to either Party any right, title, interest, or license, whether express or implied, in or to any of the other party’s Intellectual Property.
(b)    Trademark Usage. Purchaser covenants and agrees that it will not, during the Term or at any time thereafter, adopt or use Supplier’s Trademarks except as expressly authorized in the Purchase Agreement. Any goodwill associated with the use of a Party’s Trademarks shall inure to the sole benefit of such Party.
9.    Non-Disclosure of Confidential Information.
(a)    Definitions. As used herein:
(1)    “Confidential Information” means: (A) in respect of Information provided in documentary form or by way of a model or in other tangible or intangible form, Information which at the time of disclosure to the Receiving Party is marked, or otherwise designated, to show expressly or by implication that it is imparted or disclosed in confidence; (B) in respect of Information that is imparted or disclosed orally or by demonstration or presentation, any Information that the Receiving Party has been expressly informed by the Disclosing Party at the time of disclosure to have been imparted or disclosed in confidence; (C) in respect of Information imparted or disclosed orally or by demonstration or presentation, any note or record of the disclosure; (D) other Information for which it should be reasonably apparent to the Receiving Party from the face or presentation of such Information that such Information should be treated confidentially; (E) any copy of any of the foregoing; and (F) the existence of the discussion or negotiations as contemplated herein or of the possibility of the transactions contemplated hereby.
(2)    “Information” means (A) with respect to that disclosed by Supplier, information relating to the Products sold or offered for sale pursuant to this Agreement, by or on behalf of Supplier, to Purchaser, in oral or documentary form or by way of models or other tangible or intangible form or by demonstrations or presentations; and (B) with respect to that disclosed by Purchaser, information relating to Purchaser’s forecasts, purchases or use of Products sold or offered for sale pursuant to this Agreement, by or on behalf of Purchaser, to Supplier, in oral or documentary form or by way of models or other tangible or intangible form or by demonstrations or presentations, including the Purchaser Data.
(3)    “Proper Use” means: (A) with respect to Purchaser, the use of Supplier’s Confidential Information for the purpose of effecting the transactions contemplated by this

Agreement; and (B) with respect to Supplier, the use of Purchaser’s Confidential Information for the purpose of effecting the transactions contemplated by this Agreement.
(4)    “Purchaser Data” means electronic data of Purchaser processed by, stored in, or accessible electronically via servers or applications used in connection with the transactions contemplated by this Agreement.
(b)    Confidentiality. Each Party (the “Receiving Party”) agrees that, from the date of this Agreement until the third (3rd) anniversary of the date hereof, it shall, and shall cause its Affiliates and representatives to:
(1)    take reasonable measures to maintain the confidentiality of all Confidential Information of the other Party (the “Disclosing Party”);
(2)    use such Confidential Information only for the Proper Use;
(3)    permit access to such Confidential Information only to such of its directors, officers, employees and advisors having a need to know such Confidential Information (“Permitted Disclosees”), provided, that the Receiving Party shall inform each of those Permitted Disclosees of the confidential nature of such Confidential Information and instruct them to comply with the obligations of the Receiving Party in respect thereof, and the Receiving Party shall be responsible for any breach of this Section 9 by any of its Permitted Disclosees;
(4)    make copies of the Confidential Information of the Disclosing Party only to the extent that the same are reasonably required for the Proper Use;
(5)    treat all Confidential Information of the Disclosing Party with the degree of care to avoid disclosure to any third party as is used with respect to the Receiving Party’s own information of like importance which is to be kept confidential; and
(6)    promptly return all Confidential Information of the Disclosing Party to the Disclosing Party upon its written request or (at the Disclosing Party’s option) destroy all such Confidential Information and provide to the Disclosing Party a certificate of such destruction signed by a duly authorized officer of the Receiving Party.
(c)    No Release. Where any Confidential Information of the Disclosing Party is the subject of any national or governmental security regulations, the Receiving Party shall, and hereby undertakes to, take such measures as may be required by such regulations to protect such Confidential Information. Without prejudice to any obligations imposed on and assumed by the Receiving Party under any national or governmental security regulations, the obligations of confidentiality herein shall not apply to any Information which the Receiving Party by its written records can show:
(1)    was in the possession of the Receiving Party before such Information was imparted or disclosed by the Disclosing Party;
(2)    is independently developed by any representative, agent or employee of the Receiving Party without access to or use or knowledge of the Information;

(3)    is in or subsequently comes into the public domain other than by breach by the Receiving Party of its obligations hereunder;
(4)    is received by the Receiving Party without restriction on disclosure or use from a third party which the Receiving Party reasonably believes is entitled to make such disclosure;
(5)    is approved for release by the written agreement of the Disclosing Party; or
(6)    is required to be disclosed by Law or the rules of any Governmental Authority, provided, that, if the Receiving Party is to make such disclosure, it shall give the Disclosing Party as much prior notice thereof as is reasonably practicable so that the Disclosing Party may seek such protective orders or other confidentiality protection as the Disclosing Party, in its sole discretion, may elect, and the Receiving Party shall reasonably cooperate with the Disclosing Party in protecting the confidential or proprietary nature of such Confidential Information which is to be so disclosed.
(d)    Equitable Relief. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Section 9 were not performed in accordance with the terms hereof. Accordingly, prior to the expiration or termination of this Agreement pursuant to Section 3, in the event of any breach or threatened breach by a Party of its obligations under this Agreement, the affected Party shall be entitled to equitable relief (including specific performance of the terms hereof) without prejudice to any other rights or remedies that may otherwise be available to such other Party.
10.    Insurance. Supplier shall maintain and keep in force during the Term commercial general liability insurance that includes the products-completed operations hazard. Such insurance shall contain a minimum combined single limit of liability for bodily injury and property damage in the amount of not less than $10,000,000 per occurrence and $10,000,000 in the aggregate. Supplier shall provide the certificate of insurance to Purchaser upon request.
11.    Release; Limitation of Liability; Indemnity.
(a)    Disclaimer and Release. THE WARRANTIES, OBLIGATIONS, AND LIABILITIES OF SUPPLIER AS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND PURCHASER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND ANY OTHER GOODS OR SERVICES DELIVERED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO: (1) ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (2) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.
(b)    Limitation of Liability. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW OR FOR LIABLITY AS PROVIDED FOR IN SECTION 11(c), SUPPLIER’S LIABILITY HEREUNDER SHALL BE LIMITED TO: (1) THE REPLACEMENT OF THE PRODUCTS OR THE RE-SUPPLY OF SUBSTANTIALLY EQUIVALENT PRODUCTS; (2) THE

REPAIR OF THE PRODUCTS; (3) PAYMENT OF THE COST OF REPLACING THE PRODUCTS OR ACQUIRING SUBSTANTIALLY EQUIVALENT PRODUCTS; OR (4) PAYMENT OF THE COST OF REPAIRING THE PRODUCTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SUPPLIER SHALL HAVE NO OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (INCLUDING ACTIVE, PASSIVE, OR IMPUTED NEGLIGENCE, STRICT LIABILITY, OR PRODUCT LIABILITY) OR OTHERWISE, FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT DAMAGES, OR FOR LOSS OF USE, LOSS OF REVENUE, LOSS OF BUSINESS, LOST PROFIT, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH ANY PRODUCT OR OTHER GOODS OR SERVICES FURNISHED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER OR NOT SUPPLIER WAS AWARE OF THE POSSIBILITY OF THE SAME.
(c)    Indemnification By Supplier. Supplier shall release, indemnify, hold harmless, and, if requested, defend Purchaser and its Affiliates (collectively, the “Purchaser Indemnitees”) from and against any third party claims or actions, and any Losses to the extent arising from or caused by (i) the breach of any representation, warranty, covenant or agreement of Supplier contained in this Agreement; (ii) defects in the condition of any Product caused by Supplier’s gross negligence, fraud or willful misconduct; or (iii) the failure of Supplier to comply with applicable Law; provided that Supplier shall have no such obligations to the extent any Loss arises as a result of (x) failure of a Purchaser Indemnitee to use the Products supplied pursuant to this Agreement in accordance with the written instructions for use supplied with such Product, if any; (y) the failure of a Purchaser Indemnitee to comply with any applicable Law; or (z) the breach of contract, negligence, recklessness or willful misconduct of a Purchaser Indemnitee. Notwithstanding the foregoing, Supplier’s liability for any failure of a Product to comply with the product warranty set forth in Section 5(a) shall be subject to the limitations set forth in Section 11(b).
(d)    Indemnification By Purchaser. Purchaser shall release, indemnify, hold harmless, and, if requested, defend Supplier and its Affiliates (collectively, the “Supplier Indemnitees”) from and against any third party claims or actions, and any Losses to the extent arising from or caused by: (i) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this agreement; (ii) defects in the condition of any Product, except to the extent such defects are (A) caused by Purchaser’s gross negligence, fraud or willful misconduct or (B) covered by the product warranty set forth in Section 5(a); or (iii) the failure of Purchaser to comply with applicable Law; provided that Purchaser shall have no such obligations to the extent any Loss arises as a result of (y) the failure of a Supplier Indemnitee to comply with any applicable Law; or (z) the breach of contract, negligence, recklessness or willful misconduct of a Supplier Indemnitee.
12.    Miscellaneous.
(a)    Disputes. In the event of any controversy or dispute arising out of or relating to this Agreement, the Parties shall in good faith attempt to resolve such dispute. If after twenty (20) days the Parties have not reached an agreement with respect to such dispute, either Party may file a claim against the other Party pursuant to Section 12(b) below.
(b)    Choice of Law.

(1)    This Agreement, the rights of the Parties and all Proceedings arising in whole or in part under or in connection herewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of law principles of such state that might apply the law of another jurisdiction.
(2)    With respect to any Proceeding relating to this Agreement, each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the City of Wilmington) and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Supplier and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any Proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 12(b)(2). Notwithstanding the foregoing, a Party may commence any Proceeding in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by any of the above-named courts
(3)    EACH OF SUPPLIER AND PURCHASER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PURCHASE AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR DISPUTES RELATING HERETO OR THERETO. EACH OF SUPPLIER AND PURCHASER (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE PURCHASE AGREEMENT AND THE OTHER ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(b)(3).
(c)    No Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party; provided, however, that (i) either Party may assign its rights and obligations to any Affiliate of such Party, and (ii) Purchaser shall be entitled to assign (without the consent of Supplier) any or all of its rights or obligations under this Agreement to a Person that acquires all or substantially all of the DCB Business from Purchaser so long as Purchaser nonetheless remains fully responsible for the performance of all of its obligations hereunder. Any purported transfer or delegation in violation of this Section 12(c) shall be null and void.
(d)    Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties, as well as their respective successors and permitted assigns.
(e)    No Third-Party Beneficiaries. Except for the rights granted to the third party Purchaser Indemnitees and Supplier Indemnitees under Section 11, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)    Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(g)    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) one Business Day following deposit with a nationally recognized overnight courier service, in each case addressed as follows:
If to Supplier:
Covidien
3033 Campus Drive
Plymouth, Minnesota 55441
Attn: VP of Business Development
with a copy (which shall not constitute notice) to:
Covidien
Vascular Therapies
3033 Campus Drive
Plymouth, Minnesota 55441
Attn: Legal Department

and
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432
Attn: General Counsel
Facsimile: (763) 572-5459
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn:    Victor I. Lewkow
    Matthew P. Salerno
Facsimile: (212) 225-3999
If to Purchaser:
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, CO 80921
Attn:    General Counsel
Facsimile: (719) 447-2022

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attn: Minh Van Ngo
Facsimile: (212) 474-3700

(h)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i)    Independent Contractors. It is expressly understood and agreed that Purchaser and Supplier shall at all times be independent contractors of one another. It is expressly understood and agreed by the Parties that nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or like relationship between the Parties with respect to the subject matter hereof. In no event shall either Party be liable for the debts or obligations of the other Party.
(j)    Force Majeure. Supplier shall not be responsible to Purchaser under this Agreement for failure or delay in performing any obligations under this Agreement (other than obligations regarding confidentiality) due to factors beyond its reasonable control, including, without limitation, war, terrorism, hostilities, sabotage, revolution, riot, civil commotion, national emergency, strikes, lock-outs, failure of supplies of power or fuel, mechanical or equipment failures, prohibitions against imports or exports of any product, impossibility of obtaining components or a force majeure affecting a supplier of components that results in a shortage of supply of components, epidemics, explosion, fire, flood, earthquake, force of nature, natural disaster or any other act of God, or any Law, proclamation, regulation, ordinance, embargo, or other act or order of any court or Governmental Authority, each to the extent the same are beyond the reasonable control of the affected Party (each such factor, a “Force Majeure”). Upon the occurrence of a Force Majeure, Supplier shall use commercially reasonable efforts to promptly notify Purchaser and shall resume performing its obligations under this Agreement as soon as reasonably practicable. Except as otherwise provided herein, if a Force Majeure occurs, Supplier shall be excused from performing and the time for performance shall be extended as long as Supplier is unable to perform as a result of the Force Majeure. Notwithstanding the foregoing, if a Force Majeure continues, or is reasonably expected to continue, for a period of ninety (90) days or more, and such Force Majeure substantially impairs Supplier’s performance of its obligations under this Agreement, the other Party shall have the right and option to terminate this Agreement upon written notice thereof to the affected Party.
(k)    No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.
(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party (including by facsimile or pdf attachment), it being understood that all Parties need not sign the same counterpart.
(m)    Entire Agreement. This Agreement, together with the Purchase Agreement, the other Ancillary Agreements and the Confidentiality Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control. The Exhibits set forth below are incorporated by reference into and shall form part of this Agreement. No other terms and conditions in any document, acceptance, or acknowledgment shall be effective or binding unless expressly agreed to in writing.
Exhibit A    Product Description
Exhibit B    Initial Forecast

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

COVIDIEN LP		THE SPECTRANETICS CORPORATION
By:	/s/ Matthew Nicolella	By:	/s/ Paul A. Gardon
	Name: Matthew Nicolella		Name: Paul A. Gardon
	Title: Vice President and Assistant Secretary		Title: Senior Vice President

SIGNATURE PAGE
PRODUCT SUPPLY AGREEMENT

EXHIBIT A
PRODUCT DESCRIPTION
Products

1.	Covidien’s EverCross™ .035 percutaneous transluminal angioplasty balloon catheters listed below. This Product will be provided by Supplier sterile and labeled for use in clinical trials only.

PCN	Item Number	Balloon Diameter (mm)	Balloon Length (mm)	Catheter Length (cm)	Total
AB35W04040080	AB35W04040080V02	4	40	80	45.33
AB35W04040135	AB35W04040135V02	4	40	135	45.28
AB35W04080080	AB35W04080080V02	4	80	80	45.39
AB35W04080135	AB35W04080135V02	4	40	135	45.34
AB35W04120080	AB35W04120080V02	4	120	80	45.44
AB35W04120135	AB35W04120135V02	4	120	135	45.39
AB35W05040080	AB35W05040080V02	5	40	80	46.81
AB35W05040135	AB35W05040135V02	5	40	135	46.76
AB35W05080080	AB35W05080080V02	5	80	80	46.86
AB35W05080135	AB35W05080135V02	5	80	135	46.81
AB35W05120080	AB35W05120080V02	5	120	80	46.92
AB35W05120135	AB35W05120135V02	5	120	135	46.87
AB35W06040080	AB35W06040080V02	6	40	80	46.81
AB35W06040135	AB35W06040135V02	6	40	135	46.76
AB35W06080080	AB35W06080080V02	6	80	80	46.87
AB35W06080135	AB35W06080135V02	6	80	135	46.82
AB35W06120080	AB35W06120080V02	6	120	80	46.92
AB35W06120135	AB35W06120135V02	6	120	135	46.87

2.
Covidien’s EverCross™ .035 percutaneous transluminal angioplasty balloon catheters listed below. This Product will be provided by Supplier non-sterile and without a hydrophilic coating applied to the catheter’s shaft.

PCN	Item Number	Balloon Diameter (mm)	Balloon Length (mm)	Catheter Length (cm)	Standard Cost
CV35W04040080	CV35W04040080V01	4	40	80	40.70
CV35W04040135	CV35W04040135V01	4	40	135	40.72
CV35W04080080	CV35W04080080V01	4	80	80	40.93
CV35W04080135	CV35W04080135V01	4	40	135	40.78
CV35W04120080	CV35W04120080V01	4	120	80	40.97
CV35W04120135	CV35W04120135V01	4	120	135	40.83
CV35W05040080	CV35W05040080V01	5	40	80	42.25
CV35W05040135	CV35W05040135V01	5	40	135	42.20
CV35W05080080	CV35W05080080V01	5	80	80	42.29
CV35W05080135	CV35W05080135V01	5	80	135	42.25
CV35W05120080	CV35W05120080V01	5	120	80	42.35
CV35W05120135	CV35W05120135V01	5	120	135	42.31
CV35W06040080	CV35W06040080V01	6	40	80	42.24
CV35W06040135	CV35W06040135V01	6	40	135	42.20
CV35W06080080	CV35W06080080V01	6	80	80	42.30
CV35W06080135	CV35W06080135V01	6	80	135	42.26
CV35W06120080	CV35W06120080V01	6	120	80	42.35
CV35W06120135	CV35W06120135V01	6	120	135	42.31

3.
Covidien’s NanoCross™ Elite .014 percutaneous transluminal angioplasty balloon catheters listed below. This Product will be provided by Supplier non-sterile and without a silicone coating applied to the balloon.

PCN	Item Number	Balloon Diameter (mm)	Balloon Length (mm)	Catheter Length (cm)	Standard Cost
AB14W020040090	AB14W020040090V02	2	40	90	50.36
AB14W020040150	AB14W020040150V02	2	40	150	50.39
AB14W020080090	AB14W020080090V02	2	80	90	50.50
AB14W020080150	AB14W020080150V02	2	80	150	50.53
AB14W020150090	AB14W020150090V02	2	150	90	54.67
AB14W020150150	AB14W020150150V02	2	150	150	54.70
AB14W025040090	AB14W025040090V02	2.5	40	90	50.36
AB14W025040150	AB14W025040150V02	2.5	40	150	50.39
AB14W025080090	AB14W025080090V02	2.5	80	90	50.50
AB14W025080150	AB14W025080150V02	2.5	80	150	50.53
AB14W025150090	AB14W025150090V02	2.5	150	90	54.67
AB14W025150150	AB14W025150150V02	2.5	150	150	54.70
AB14W030040090	AB14W030040090V02	3	40	90	50.36
AB14W030040150	AB14W030040150V02	3	40	150	49.69
AB14W030080090	AB14W030080090V02	3	80	90	50.50
AB14W030080150	AB14W030080150V02	3	80	150	50.53
AB14W030150090	AB14W030150090V02	3	150	90	54.67
AB14W030150150	AB14W030150150V02	3	150	150	54.70
AB14W035040090	AB14W035040090V02	3.5	40	90	50.36
AB14W035040150	AB14W035040150V02	3.5	40	150	50.39
AB14W035080090	AB14W035080090V02	3.5	80	90	50.50
AB14W035080150	AB14W035080150V02	3.5	80	150	50.53
AB14W035150090	AB14W035150090V02	3.5	150	90	64.37
AB14W035150150	AB14W035150150V02	3.5	150	150	64.40
AB14W040040090	AB14W040040090V02	4	40	90	50.36
AB14W040040150	AB14W040040150V02	4	40	150	50.39
AB14W040080090	AB14W040080090V02	4	80	90	50.50
AB14W040080150	AB14W040080150V02	4	80	150	50.53
AB14W040150090	AB14W040150090V02	4	150	90	54.67
AB14W040150150	AB14W040150150V02	4	150	150	54.70

EXHIBIT B
INITIAL FORECAST